Exhibit 99.1

For Immediate Release

Contacts:
Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Announces the Appointment of Scott M. Sutton as Chief Executive Officer

JACKSONVILLE, Fla. – January 5, 2026 – Rayonier Advanced Materials Inc. (“RYAM” or the “Company”) today announced that its Board of Directors has appointed Scott M. Sutton as Chief Executive Officer, and President, effective January 5, 2026. Mr. Sutton will also join the Company’s Board of Directors.

Mr. Sutton, former President and Chief Executive Officer of Olin Corporation, brings more than three decades of global leadership experience in the chemicals and materials sectors, including a proven track record of operational excellence, disciplined capital allocation, and transformative value creation. During his tenure at Olin, he led the company through significant business platform upgrades, strengthened its financial position, and advanced key strategic initiatives that improved the company’s competitive positioning and enhanced shareholder value.

“Scott is a highly respected leader with deep industry expertise and a demonstrated ability to drive performance in complex operating environments,” said Lisa M. Palumbo, Non-Executive Chair of the company’s Board of Directors. “His strategic mindset, operational rigor, and commitment to safety and sustainability make him the right leader to build on RYAM’s biomaterials strategy.”

Mr. Sutton said, “I am honored to join RYAM at such an important time for the Company. RYAM has a solid foundation, a talented team, and a portfolio of products that play an essential role in global markets. I look forward to working closely with the Board and the entire organization to accelerate performance, strengthen partnerships, and unlock the Company’s full potential.”

Mr. Sutton succeeds DeLyle W. Bloomquist, whose planned retirement was announced late last year. Mr. Bloomquist will serve as an advisor to Mr. Sutton to support leadership continuity and ongoing strategic initiatives.

“On behalf of the Board, I want to thank DeLyle for his leadership and substantial contributions to RYAM,” added Ms. Palumbo. “We greatly appreciate his dedicated service to the Company and its stakeholders and appreciate his continued support during this transition.”

In connection with the commencement of Mr. Sutton’s service, the Company will grant a performance share unit (“PSU”) award to Mr. Sutton as a material inducement to joining the Company. The inducement award has a three-year performance period and a one-year post-vesting holding requirement, with a target opportunity of 750,000 PSUs. The number of PSUs that may vest, if any, will be determined based on the highest average closing price of RYAM's common stock over any 60 consecutive trading-day period during the three-year performance period, with a threshold at $15, a target at $30, and a maximum at $45, and vesting between levels determined on a straight-line basis. Additional details regarding the inducement award are described in the Company's Form 8-K.

About RYAM

RYAM is a global leader of cellulose-based technologies, including cellulose specialties, a natural polymer commonly used in the production of filters, food, pharmaceuticals and other industrial applications. RYAM’s specialized assets, capable of creating the world’s leading cellulose specialties products, are also used to produce commodity fluff pulp, biofuels, bioelectricity and other biomaterials such as bioethanol and tall oils. The Company also manufactures products for the paper and packaging markets. With manufacturing operations in the U.S., Canada and France, RYAM generated $1.6 billion of revenue in 2024. More information is available at www.RYAM.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which can be identified by words such as “may”, “intend”, “believe”, “expect”, “anticipate”, “continue”, or other comparable words and references to future periods. These statements involve a number of risks and uncertainties and RYAM cautions that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in RYAM’s Annual Report on Form 10-K and its quarterly reports on Form 10-Q, as well as other filings with the securities commissions.